UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                      -----------------------------------

                                  SCHEDULE 13G
                                 (Rule 13d-102)

   INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULES 13d-1(b),
       (c) AND (d) AND AMENDMENTS THERETO FILED PURSUANT TO RULE 13d-2(b)
                                (Amendment No. )*


                                Windsortech, Inc.
--------------------------------------------------------------------------------
                          (fka Delta States Oil, Inc.)
                                (Name of Issuer)


                     Common Stock, par value $0.01 per share
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                    97380P100
--------------------------------------------------------------------------------
                                 (CUSIP Number)


                                January 30, 2002
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

     [ ]     Rule 13d-1(b)

     [X]     Rule 13d-1(c)

     [ ]     Rule 13d-1(d)


---------------------------

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosure provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

Cusip No. 97380P100             SCHEDULE 13G                         Page 2 of 6


1.       NAMES OF REPORTING PERSONS
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) Alfred D. Morgan

2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        a. [ ]
                                                                        b. [ ]

3.       SEC USE ONLY


4.       CITIZENSHIP OR PLACE OF ORGANIZATION
         United States of America

                           5.       SOLE VOTING POWER
NUMBER OF                           826,000
SHARES
BENEFICIALLY               6.       SHARED VOTING POWER
OWNED BY                            0
EACH
REPORTING                  7.       SOLE DISPOSITIVE POWER
PERSON                              826,000
WITH
                           8.       SHARED DISPOSITIVE POWER
                                    0

9.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         826,000

10.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                            [  ]

11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
         6.9%

12.      TYPE OF REPORTING PERSON*
         IN


                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

Cusip No. 97380P100             SCHEDULE 13G                         Page 3 of 6


Item 1.

(a)      Name of Issuer:

         Windsortech, Inc. (fka Delta States Oil, Inc.)
         -----------------------------------------------------------------------

(b)      Address of Issuer's Principal Executive Offices:

         70 Lake Drive
         Hightstown, New Jersey 07004
         -----------------------------------------------------------------------

Item 2.

(a)      Name of Person Filing:

         Alfred D. Morgan
         -----------------------------------------------------------------------

(b)      Address of Principal Business Office or, if None, Residence:

         888 Riverbank Road
         Stamford, CT 06903
         -----------------------------------------------------------------------

(c)      Citizenship:

         United States of America
         -----------------------------------------------------------------------

(d)      Title of Class of Securities:

         Common Stock, par value $0.01 per share
         -----------------------------------------------------------------------

(e)      CUSIP Number:
         97380P100
         -----------------------------------------------------------------------

CUSIP No. 97380P100             SCHEDULE 13G                         Page 4 of 6




Item 3. If This Statement is Filed Pursuant to Rule 13d-1(b), or 13d-2(b) or
(c), Check Whether the Person Filing is a:

(a)[ ]   Broker or dealer registered under section 15 of the Act (15 U.S.C.
         78o);

(b)[ ]   Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c);

(c)[ ]   Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C.
         78c);

(d)[ ] Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C.80a-8);

(e)[ ]   An investment adviser in accordance with ss. 240.13d-1(b)(1)(ii)(E);

(f)[ ] An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

(g)[ ] A parent holding company or control person in accordance with Rule 13d-1(b)(ii)(G);

(h)[ ] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C.1813);

(i)[ ] A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C.80a-3);

(j)[ ]   Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

         If this statement is filed pursuant to Rule 13d-1(c), check this box.
                                                                             [X]

Cusip No. 97380P100             SCHEDULE 13G                         Page 5 of 6


Item 4.   Ownership.

(a)      Amount beneficially owned:

         826,000
         -----------------------------------------------------------------------

(b)      Percent of class:

         6.9%
         -----------------------------------------------------------------------

(c)      Number of shares as to which such person has:

         (i) Sole power to vote or to direct the vote                    826,000
                                                      --------------------------

         (ii) Shares power to vote or to direct the vote                       0
                                                        ------------------------

         (iii) Sole power to dispose or to direct the disposition of     826,000
                                                                    ------------

         (iv) Shares power to dispose or to direct the disposition of          0
                                                                     -----------

Item 5.  Ownership of Five Percent or Less of a Class.

         Not applicable.
         -----------------------------------------------------------------------

Item 6.   Ownership of More than Five Percent on Behalf of Another Person.

         Not applicable.
         -----------------------------------------------------------------------

Item 7. Identification and Classification of the Subsidiary which Acquired the Security Being Reported on by the Parent Holding Company or Control Person.

         Not applicable.
         -----------------------------------------------------------------------

Item 8.  Identification and Classification of Members of the Group.

         Not applicable.
         -----------------------------------------------------------------------

Item 9.  Notice of Dissolution of Group.

         Not applicable.
         -----------------------------------------------------------------------

Item 10. Certifications.

         By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

Cusip No. 97380P100             SCHEDULE 13G                         Page 6 of 6


                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                                            February 7, 2002
                                                        ------------------------
                                                                 (Date)

                                                          /s/ Alfred D. Morgan
                                                        ------------------------
                                                               (Signature)

                                                            Alfred D. Morgan
                                                        ------------------------
                                                              (Name/Title)